Exhibit 99.1

NEWS RELEASE

SANDRIDGE ENERGY, INC. ANNOUNCES APPOINTMENT OF NANCY DUNLAP

TO THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma, October 6, 2022 / PRNewswire / — SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced that Nancy Dunlap has been elected to the Company’s Board of Directors (“Board”).

Ms. Dunlap (age 70) has served since 1999 as the private counsel and head/Chairman of the private family office of Jon S. Corzine, former New Jersey Governor and United States Senator. Ms. Dunlap has served as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., since April 2021. Ms. Dunlap was previously a director of CVR Refining, LP, an independent downstream energy limited partnership, from July 2018 to February 2019.

Ms. Dunlap received a Juris Doctor from St. John’s University School of Law and a Bachelor of Arts from University of Denver.

Jonathan Frates, Chairman of the Company’s Board, commented “We are extremely pleased to add Nancy to our Board. With her experience and knowledge we are adding additional expertise as we strive to maximize shareholder value at SandRidge.”

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, production, and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave., Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com